Exhibit 4.1

EXECUTION VERSION

_____________________________________________________

ENERGY XXI GULF COAST, INC.

and each of the Guarantors PARTY HERETO

11.000% SENIOR SECURED SECOND LIEN NOTES DUE 2020

INDENTURE

Dated as of March 12, 2015

U.S. Bank National Association,

as Trustee

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of March 12, 2015 among Energy XXI Gulf Coast, Inc., a Delaware corporation, the Guarantors (as defined herein) and U.S. Bank National Association and any and all successors thereto, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 11.000% Senior Secured Second Lien Notes due 2020 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01         Definitions.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1)           the sum of:

(a)          discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other such reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:

(1)         estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(2)         estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(3)         estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

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(4)         reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b)    the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c)    the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d)    the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2)           minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a)    minority interests;

(b)    any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c)    the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d)    the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e)    the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

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If the Company changes its method of accounting for its Oil and Gas Properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

For the avoidance of doubt, for purposes of this definition, “the Company’s year-end reserve report” shall mean the Company’s most recent reserve report or reports prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Parity Lien Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Required Parity Lien Debtholders.

“Additional Assets” means:

(1)         any assets used or useful in the Oil and Gas Business;

(2)         the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)         Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Notes” means Notes (other than the Initial Notes and Notes issued pursuant to Sections 2.06, 2.07, 2.10, 3.06 or 9.05) issued after the Issue Date under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof, as part of the same class as the Initial Notes.

“Additional Secured Debt Designation” means the written agreement of the holders of any Series of Parity Lien Debt or their Parity Lien Representative, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the benefit of all holders of each existing and future Series of Priority Lien Debt, the Priority Lien Collateral Agent and each existing and future holder of Priority Liens:

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(1)         that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(2)         that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(3)         consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other Security Documents establishing Parity Liens.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, the Parent and any of its existing or future Subsidiaries in addition to the Company and its Restricted Subsidiaries will be considered Affiliates of the Company.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (x) 1.0% of the principal amount of such Note and (y) the excess of (A) the present value at such time of (1) the redemption price of such Note set forth in Section 3.07(a) as of September 15, 2017 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such Note through September 15, 2017 (excluding accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)         the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment, sale and leaseback transaction, merger, consolidation or otherwise); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof, and/or Section 5.01 hereof, and not by Section 4.10 hereof; and

(2)         the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)         any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $25.0 million;

(2)         a transfer of assets between or among any of the Company and its Restricted Subsidiaries,

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(3)         an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)         the sale, lease or other disposition of Hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any Oil and Gas Properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5)         the sale or other disposition of cash or Cash Equivalents;

(6)         a Restricted Payment that is permitted in accordance with Section 4.07 or a Permitted Investment;

(7)         any trade or exchange by the Company or any Restricted Subsidiary of Oil and Gas Properties or other properties or assets for Oil and Gas Properties or other properties or assets owned or held by another Person, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, provided further that any net cash received must be applied in accordance with Section 4.10.

(8)         the creation or perfection of a Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any rights in respect of that Permitted Lien (including the sale or other disposition of the properties or assets subject to such Permitted Lien) in each case provided that such Lien is permitted by this Indenture; and

(9)         surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Availability” means with respect to the Credit Agreement or any other Credit Facility in each case that provides for revolving borrowings as in effect from time to time (a “Revolving Credit Facility”), the lesser of (A) (i) with respect to the Credit Agreement as in effect from time to time to the extent it determines a borrowing base, the Borrowing Base, and (ii) with respect to any other Revolving Credit Facility to the extent such Revolving Credit Facility determines a borrowing base, the maximum amount in United States dollars determined or redetermined by the lenders under such Revolving Credit Facility as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Company and the Restricted Subsidiaries against which such lenders are prepared to provide loans or other Indebtedness to the Company under such Revolving Credit Facility, as determined on such occasions as may be required by the Credit Agreement, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and other assets and liabilities of the Company and the Restricted Subsidiaries, provided that such amount shall not exceed (x) prior to the date that the requisite EPL Entities become Subsidiary Guarantors in accordance with Section 4.17, 12.5% of Modified ACNTA as of the date of determination of such borrowing base, or (y) thereafter, 15.0% of Modified ACNTA as of the date of determination of such borrowing base, and (B) the aggregate commitments of the lenders thereunder.

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“Banking Services” means each and any of the following bank services provided to the Company, Intermediate Holdco or any Subsidiary Guarantor by any holder of Priority Lien Debt or any Affiliate thereof: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”) or (f) cash management and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company, Intermediate Holdco or any Subsidiary Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)         with respect to a corporation, the board of directors of the corporation;

(2)         with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, with respect to borrowings under the Credit Agreement, the maximum amount in United States dollars determined or redetermined by the lenders under the Credit Agreement as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Company and the Restricted Subsidiaries against which such lenders are prepared to provide loans or other Indebtedness to the Company and the Restricted Subsidiaries under the Credit Agreement, using their customary practices and standards for determining borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be required by the Credit Agreement, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Company and the Restricted Subsidiaries (which on the Issue Date is $500.0 million), provided that such amount shall not exceed (i) prior to the date that the requisite EPL Entities become Subsidiary Guarantors in accordance with Section 4.17 12.5% of Modified ACNTA as of the date of its semi-annual or other determination, or (ii) thereafter, 15.0% of Modified ACNTA as of the date of its semi-annual or other determination.

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“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)         in the case of a corporation, corporate stock;

(2)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)         United States dollars;

(2)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)         certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and, in each case, maturing within six months after the date of acquisition; and

(6)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock) of (a) the Parent and its Subsidiaries taken as a whole, (b) the Company or (c) the Company’s Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

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(2)         the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3)         the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, other than beneficial ownership by the Parent or any Subsidiary thereof, directly or indirectly, of Voting Stock of the Company; or

(4)         the Parent or the Company (or any parent thereof) consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent or the Company (or any parent thereof) in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Company (or any parent thereof), as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company (or any parent thereof) outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such issuance; provided, however, that the consolidation or merger of any Subsidiary of the Parent (other than the Company and its Subsidiaries) shall not constitute a Change of Control if the Voting Stock of the Company continues to be owned directly or indirectly (through one or more Subsidiaries) by the Parent.

“Clearstream” means Clearstream Banking, S.A. or any successor securities clearing agency.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of this Indenture by the Parent, the Company, Intermediate Holdco or any Subsidiary Guarantor as to which a Lien is granted under the Security Documents to secure the Notes or any Guarantee.

“Collateral Disposition” means any sale, transfer or other disposition (whether voluntary or involuntary) to the extent involving assets or other rights or property that constitute Collateral. The sale or issuance of Equity Interests in a Subsidiary Guarantor such that it thereafter is no longer a Subsidiary Guarantor shall be deemed to be a Collateral Disposition of the Collateral owned by such Subsidiary Guarantor.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Issue Date, among the Company, Intermediate Holdco, the Subsidiary Guarantors party thereto, the Collateral Trustee and the Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral Trustee” means the collateral trustee for all holders of Parity Lien Obligations. U.S. Bank National Association will initially serve as the Collateral Trustee.

“Commission” means the Securities and Exchange Commission.

“Company” means Energy XXI Gulf Coast, Inc., a Delaware corporation, and any and all successors thereto.

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“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)         provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)         Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(3)         depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, exploration expense, and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)         accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; plus

(5)         unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(6)         non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(7)         to the extent included in determining Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)         the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)         the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

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(3)         the cumulative effect of a change in accounting principles will be excluded;

(4)         income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5)         any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(6)         any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of SFAS 133) will be excluded;

(7)         any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;

(8)         any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded;

(9)         all deferred financing costs written off and premiums paid or other charges in connection with any early extinguishment of Indebtedness will be excluded;

(10)        any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposed, abandoned, transferred, closed or discontinued operations will be excluded; and

(11)        all Permitted Payments to Parent will be excluded.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Second Amended and Restated Credit Agreement entered into as of May 5, 2011, as amended, among the Company, as borrower, the guarantors party thereto, the various lenders named therein and The Royal Bank of Scotland plc, as administrative agent, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time with banks or other institutional lenders or investors.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or capital markets financings, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time with banks or other institutional lenders or investors.

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“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Disqualifying Condition Termination” means that either (a) the EPL Notes have been paid, defeased or satisfied and discharged in full, or (b) the indenture governing the EPL Notes shall have been duly supplemented or amended to eliminate or modify the covenant restrictions in such indenture or the EPL Notes in order to eliminate any restriction on the ability of the EPL Entities to provide guarantees of all of the Company’s and the Subsidiary Guarantors’ outstanding Indebtedness and the granting of Liens on assets of the EPL Entities to secure such guarantees.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“EPL” means EPL Oil & Gas, Inc.

“EPL Entities” means EPL and any Subsidiary thereof.

“EPL Notes” means EPL’s 8.25% notes due 2018 outstanding on the Issue Date.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date.

“Euroclear” means Euroclear Bank S.A./N.V., or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the following, except to the extent any such Property is subject to a Priority Lien generally in favor of all holders of Priority Lien Obligations:

(1)         any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Security Documents is prohibited by any law, rule or regulation or will constitute or result in a breach, termination or default, or requires any governmental consent not obtained, under any such lease, license, contract, property right or agreement (other than to the extent that any such applicable law, rule, regulation or term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(2)         any Capital Stock issued by any first tier Foreign Subsidiaries directly owned by the Company or any Guarantor in excess of 65% of the voting Capital Stock issued by such first tier Foreign Subsidiaries and any Capital Stock issued by any Foreign Subsidiaries other than first tier Foreign Subsidiaries;

(3)         property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clauses (14) of the definition thereof for so long as such Permitted Liens are in effect if the contract or other agreement in which such Lien is granted (or the documentation providing for such Permitted Liens) prohibits or requires the consent of any Person other than the Company and its Affiliates);

(4)         any Priority Lien Collateral that is or may be provided to certain Hedging Obligation counterparties, certain banking product and account providers or issuers of letters of credit pursuant to the Priority Lien Documents rather than generally to the Priority Lien Secured Parties or to Priority Lien Agent for the benefit of the Priority Lien Secured Parties as a whole;

(5)         the intercompany note from EPL to the Company issued on or about the Issue Date in connection with the loan by the Company to EPL of certain proceeds of the Initial Notes, or any guarantees thereof by other EPL Entities, as may be amended or refinanced; and

(6)         other property or assets owned by the Company or any Guarantor that are not required to be subject to a Lien securing the Priority Lien Obligations pursuant to the Priority Lien Documents;

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provided, that “Excluded Assets” will not include any proceeds, products, substitutions or replacements of any Excluded Assets (unless such proceeds, products, substitutions or replacements would constitute Excluded Assets).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under Section 4.09(b)(1)) in existence on the Issue Date, until such amounts are repaid, including, without limitation, the Existing Unsecured Notes.

“Existing Unsecured Notes” means (i) the Company’s 9.25% Senior Notes due 2017, 7.75% Senior Notes due 2019, 7.50% Senior Notes due 2021 and 6.875% Senior Notes due 2024 and (ii) the EPL Notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as such price is determined in good faith by the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio“ means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)         acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow, provided that any cost savings or operating improvements may be given such pro forma effect only if they are permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto;

(2)         the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)         the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

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“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)         the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (excluding, however, prepayment penalties associated with repayment of debt from the proceeds of the sale of the Initial Notes) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)         the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)         any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)         the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means and includes each Note deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and the OID Legend, if applicable, and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

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“Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Guarantors” means the Parent, Intermediate Holdco and each Subsidiary Guarantor, and their respective successors and assigns, in each case until their respective Guarantee of the Notes is released in accordance with this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)         interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)         foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)         any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)         other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom

“Indebtedness“ means, with respect to any specified Person, without duplication,

(1)         all obligations of such Person, whether or not contingent, in respect of:

(a)    the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

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(b)    all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(c)    the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(d)    the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(2)         all net obligations in respect of Hedging Obligations except to the extent such net obligations are otherwise included in this definition;

(3)         all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that are otherwise its legal liability;

(4)         with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

(5)         Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(a)    the full amount of such obligations so secured, and

(b)    the fair market value of such asset as determined in good faith by such specified Person;

(6)         Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7)         the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

(8)         any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties.

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Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Junior Lien Indebtedness” means Indebtedness secured by a Junior Lien for which the requirements of Section 4.04(c) of the Intercreditor Agreement have been satisfied that was permitted to be incurred and so secured under each applicable Secured Debt Document, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the applicable Secured Debt Documents.

“Initial Junior Lien Trustee” means, at any time, the Person serving at such time as the “Collateral Trustee” or “Collateral Agent” under the Initial Junior Lien Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of the Initial Junior Lien Indebtedness, together with its successors in such capacity.

“Initial Notes” means the first $1,450,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Reserve Report” means the internal unaudited reserve report concerning Oil and Gas Properties of the Company as of December 31, 2014, prepared by the Company’s petroleum engineers.

“Intercreditor Agreement” means the Intercreditor Agreement among the Collateral Trustee, the Trustee, the Priority Lien Collateral Agent, the Company, Intermediate Holdco, the Subsidiary Guarantors and the other parties from time to time party thereto, to be entered into on the date of this Indenture, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“Intermediate Holdco” means Energy XXI USA, Inc., a Delaware corporation.

“Intermediate Holdco Pledge Agreement” means the Second Lien Pledge Agreement and Irrevocable Proxy, dated as of the Issue Date, among Intermediate Holdco and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Intermediate Holdco Security Agreement” means the Second Lien Security Agreement, dated as of the Issue Date, among Intermediate Holdco and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

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“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding trade receivables and commission, travel expenses and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof.

“Issue Date” means the date on which Notes are first issued under this Indenture.

“Junior Lien” means a Lien, junior to the Priority Liens and the Parity Liens as provided in the Intercreditor Agreement, granted by the Company, Intermediate Holdco or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of the Company, Intermediate Holdco or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Agent” means the Initial Junior Lien Trustee (or such Person designated by the Initial Junior Lien Trustee), or if the Initial Junior Lien Indebtedness ceases to exist, the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement.

“Junior Lien Collateral” shall mean all “Collateral”, as defined in any Junior Lien Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Junior Lien Obligations.

“Junior Lien Debt” means:

(1)         the Initial Junior Lien Indebtedness, and

(2)         any other Indebtedness (other than intercompany Indebtedness owing to Parent or its Subsidiaries) of the Company or any Subsidiary Guarantor (and Indebtedness in the form of guarantees by Parent and Intermediate Holdco of Junior Lien Debt of the Company and the Subsidiary Guarantors) that is secured by a Junior Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in this definition:

(a)          on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor (or the date that Parent or Intermediate Holdco guarantees Junior Lien Debt of the Company and the Subsidiary Guarantors), such Indebtedness is designated by the Company, in an officers’ certificate delivered to the Junior Lien Collateral Agent and collateral trustee as (x) in the case of Initial Junior Lien Indebtedness, as “Initial Junior Lien Indebtedness” and (y) in the case of all Junior Lien Debt, as “Junior Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Series of Secured Debt is designated “Junior Lien Debt,” it cannot also be designated as Parity Lien Debt or Priority Lien Debt (or any combination of the three);

(b)          the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Collateral Agent, the Junior Lien Collateral Agent, the Collateral Trustee, the Company, each applicable Subsidiary Guarantor and, to the extent applicable, Parent and Intermediate Holdco, have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and

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(c)          all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Debt to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means (1) the Initial Junior Lien Trustee or (2) in the case of any other Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the Security Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Junior Lien Debt.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)         any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)         any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the Section 4.10 hereof.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor, when taken together with all other Domestic Subsidiaries that are not Guarantors, that at the time of determination has either assets or quarterly revenues in excess of 5.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Modified ACNTA” means, as of any date of determination, an amount equal to ACNTA calculated as of a date not more than 15 days prior to the date of determination (the “calculation date”), on the following basis:

(a)          in lieu of commodity pricing based on SEC guidelines, Modified ACNTA Prices shall be used after giving effect to hedging as determined in good faith by the Company,

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(b)          such calculation shall be based on then current estimates of costs determined in good faith by the Company in light of prevailing market conditions,

(c)          any assets or liabilities relevant to such calculation of Restricted Subsidiaries that are not Subsidiary Guarantors (excluding any intercompany receivable held by the Company from EPL) shall be disregarded in such calculation, and

(d)          Net Working Capital will be calculated without including net cash proceeds of the Initial Notes;

provided, Modified ACNTA shall be calculated without giving effect to the $325.0 million loan from the Company to EPL made with proceeds of the Initial Notes.

“Modified ACNTA Prices” means, as of any date of determination, the five-year (or nearest reasonably available period) strip price for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the NYMEX (or its successor) as of the calculation date (as defined in the definition of Modified ACNTA), provided, however, that with respect to the determinations prior to March 31, 2015, “Modified ACNTA Prices” shall be the nine-year (or nearest reasonably available period) strip price for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the NYMEX (or its successor) on February 9, 2015.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereof.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the Notes and the Guarantees or any part thereof, in each case, substantially in the form of the corresponding mortgages securing the Priority Liens Obligations with respect to the Oil and Gas Properties in question, or to the extent there is no such corresponding mortgage, the mortgages securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes are reasonably necessary to reflect the terms of the Intercreditor Agreement and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Trustee pursuant to an Officers’ Certificate of the Company.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)         any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)         any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

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(1)         the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)         taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)         amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4)         any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1)         all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business, minus

(2)         all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness and (ii) current liabilities from commodity price risk management activities arising in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)         as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)         no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)         the explicit terms of which provide there is no recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Documents” means this Indenture, the Notes, the Collateral Trust Agreement, the Security Documents and the Intercreditor Agreement.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.

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“Notes Custodian” means the custodian with respect to the Notes in global form, as appointed by the Depositary, or any successor entity thereto and shall initially be the Trustee.

“Notes Obligations” has the meaning set forth in Section 13.01.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding) penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the final offering memorandum of the Company dated March 5, 2015 relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.

“OID Legend” means the legend set forth in Section 2.06(f)(3) hereof to be placed on all Notes issued under this Indenture that have more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Oil and Gas Business” means:

(1)         the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other Hydrocarbons;

(2)         the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including any hedging activities related thereto; and

(3)         any activity necessary, appropriate, incidental or reasonably related to the activities described above.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

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“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Parent” means Energy XXI Ltd and its permitted successors and assigns.

“Parity Lien” means a Lien granted by the Company, Intermediate Holdco or any Guarantor in favor of the Collateral Trustee pursuant to a Security Document, at any time, upon any property of the Company, Intermediate Holdco or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1)         the Initial Notes and Guarantees thereof; and

(2)         any other Indebtedness (other than intercompany Indebtedness owing to Parent or its Subsidiaries) of the Company or any Subsidiary Guarantor (including Additional Notes and Guarantees thereof) (and Indebtedness in the form of guarantees by Parent and Intermediate Holdco of Parity Lien Debt of the Company and the Subsidiary Guarantors) that is secured equally and ratably with the Notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in clause (2) of this definition:

(a)          on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor (or the date that Parent or Intermediate Holdco guarantees Parity Lien Debt of the Company and the Subsidiary Guarantors), such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of this Indenture and the Collateral Trust Agreement; provided, further that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt or Junior Lien Debt;

(b)          other than in the case of Additional Notes, such Indebtedness is governed by an indenture, credit agreement or other agreement that includes an Additional Secured Debt Designation; and

(c)          all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

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“Parity Lien Documents” means, collectively, the Note Documents and any additional indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the Security Documents (other than any Security Documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Purchaser Representative” means (a) initially, the Trustee or (b) such other Person that is unanimously appointed from time to time by the Parity Lien Representatives to replace the Trustee (or subsequent Parity Lien Purchaser Representative) pursuant to a written notice to the Priority Lien Collateral Agent.

“Parity Lien Representative” means:

(1)         in the case of the Notes, the Trustee; or

(2)         in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)         direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2)         the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, limited liability company agreements, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business.

“Permitted Investments” means:

(1)         any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)         any Investment in Cash Equivalents;

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(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)          such Person becomes a Restricted Subsidiary of the Company; or

(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)         any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)         any Investment in any Person, solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)         any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)         Investments represented by Hedging Obligations permitted pursuant to and in compliance with Section 4.09;

(8)         Permitted Business Investments; and

(9)         other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments under this clause (9), that are at the time outstanding, not exceeding 2.0% of ACNTA.

“Permitted Liens” means:

(1)         Liens on any property or assets of the Company or any Restricted Subsidiary securing Priority Lien Debt or Parity Lien Debt under the Credit Facilities incurred under clause (1) of the definition of “Permitted Debt”;

(2)         Liens in favor of the Company or the Subsidiary Guarantors;

(3)         Liens on any property or assets of the Company or any Guarantor securing the Initial Notes and the Guarantees thereof;

(4)         Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5)         Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with the contemplation of, such acquisition;

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(6)         Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)         Liens existing on the Issue Date (other than Liens described in another clause of this definition);

(8)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9)         Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (3), (4), (5), (7), (9), (21) or (22) of this definition; provided that the new Lien has no greater priority relative to the Notes and the Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Guarantees and the holders thereof than the original Liens and the related Indebtedness and the holders thereof and such new Liens are subject to the terms of the Intercreditor Agreement, if applicable;

(10)        Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(11)        [Reserved];

(12)        any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company, the Restricted Subsidiaries, Parent or Intermediate Holdco or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company, the Restricted Subsidiaries, Parent or Intermediate Holdco on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;

(13)        Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(14)        Liens to secure Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations or purchase money obligations, in each case, permitted by Section 4.09(b)(4) of this Indenture;

(15)        Liens securing Obligations with respect to Indebtedness (other than Priority Lien Obligations, Parity Lien Obligations or Junior Lien Obligations) that does not exceed at any time outstanding $35.0 million in aggregate principal amount;

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(16)        judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(17)        Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(18)        Liens to secure a defeasance trust;

(19)        Liens on monies deposited pursuant to the terms of an agreement to acquire assets used in or Persons engaged in the Oil and Gas Business;

(20)        Liens securing insurance premium financing arrangements, provided that any such Lien is limited to the applicable insurance contracts

(21)        Liens securing Indebtedness of the Company or any Subsidiary Guarantor (which may be guaranteed by Parent and Intermediate Holdco) to the extent such Indebtedness constitutes Parity Lien Debt; provided that after giving effect to such incurrence, the aggregate principal amount of Parity Lien Debt (together with any Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness) outstanding does not exceed the greater of (a) $1,450,000,000, or (b) an amount such that at the time of such incurrence the ratio of (x) Modified ACNTA to (y) the aggregate principal amount of Indebtedness that constitutes Priority Lien Debt and Parity Lien Debt (in each case, with the full amount of Availability under Credit Facilities being deemed to have been incurred on the date of determination and with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) that is then outstanding, determined after giving effect to such incurrence, is at least 1.75 to 1.0; and

(22)        Liens securing Indebtedness of the Company or any Subsidiary Guarantor (which may be guaranteed by Parent and Intermediate Holdco) to the extent such Indebtedness constitutes Junior Lien Debt; provided that after giving effect to such incurrence, the ratio of (x) Modified ACNTA to (y) the aggregate principal amount of Secured Debt, together with any Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Secured Debt, (with the full amount of Availability under Credit Facilities being deemed to have been incurred on the date of determination and with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) that is then outstanding, determined after giving effect to such incurrence, is at least 1.1 to 1.0.

“Permitted Parent Business” means:

(1)         the ownership of Capital Stock or Indebtedness of Parent’s existing Subsidiaries as of the Issue Date and any activities directly related to such ownership, in each case as otherwise permitted by this Indenture;

(2)         the performance of its obligations under and in connection with its Guarantee of the Notes and any existing and future Credit Facilities and the performance of similar obligations with respect to any Credit Facilities or other items of Indebtedness of future direct subsidiaries of Parent, in each case otherwise permitted to be incurred under Section 4.09 hereof;

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(3)         the undertaking of any actions required by law, regulation or order, including to maintain its existence; and

(4)         directly engaging in the Oil and Gas Business or the ownership of the Capital Stock or Indebtedness of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships, in each case, engaged in the Oil and Gas Business.

“Permitted Payments to Parent Companies” means:

(1)         payments to the Parent or any of its Subsidiaries to permit them to pay their reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $3.5 million per annum; and

(2)         for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any Subsidiary thereof, payments to Parent or any Subsidiary thereof in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments do not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)         the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)         such Permitted Refinancing Indebtedness either (a) has a final maturity date that is not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or (b) has a final maturity date that is at least 91 days after the final maturity of the Notes, and has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Notes;

(3)         if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

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(4)         such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Priority Lien” means a Lien granted by the Company, Intermediate Holdco or any Guarantor in favor of the Priority Lien Collateral Agent, at any time, upon any Property of the Company, Intermediate Holdco or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Collateral Agent” means the Credit Agreement Agent (or other Person designated by the Credit Agreement Agent), or if the Credit Agreement ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.

“Priority Lien Debt” means:

(1)         Indebtedness of the Company and the Restricted Subsidiaries (and Indebtedness in the form of guarantees by Parent and Intermediate Holdco of Priority Lien Debt of the Company and the Restricted Subsidiaries) under the Credit Agreement (including letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder) and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document; and

(2)         additional Indebtedness of the Company and the Subsidiary Guarantors (and Indebtedness in the form of guarantees by Parent and Intermediate Holdco of Priority Lien Debt of the Company and the Subsidiary Guarantors) under any other Credit Facility that is secured with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in this clause (2), that:

(a)          on or before the date on which such Indebtedness is incurred by the Company and the Subsidiary Guarantors (or the date that Parent or Intermediate Holdco guarantees Priority Lien Debt of the Company and the Subsidiary Guarantors), such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Priority Lien Collateral Agent and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Series of Secured Debt is designated as “Priority Lien Debt,” it cannot also be designated as Parity Lien Debt or Junior Lien Debt (or any combination of the three);

(b)          the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Collateral Agent, the Collateral Trustee, the Company, each applicable Subsidiary Guarantor and, to the extent applicable, Parent and Intermediate Holdco, have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and

(c)          all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied;

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provided that all such Indebtedness (other than any DIP Financing (as defined in the Intercreditor Agreement) that is permitted by the Intercreditor Agreement) is pari passu in right of payment, it being understood that there may be different tranches of Priority Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment. Any such Indebtedness (other than any such DIP Financing) that is not consistent with the foregoing requirement for pari passu treatment in right of payment with the revolving credit loans under the Priority Lien Documents shall not constitute Priority Lien Debt.

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the documents pursuant to which Priority Lien Obligations are granted.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, Hedging Obligations and Banking Services Obligations, in each case, that are secured by the Priority Liens.

“Priority Lien Representative” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“QIB Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the OID Legend, if applicable, and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to QIBs.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions of Section 7.2 of the Collateral Trust Agreement. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Parent or any Subsidiary of the Parent will be deemed not to be outstanding.

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“Reserve Definitions” has the meaning set forth for such term in the definition of “Proved Reserves” herein.

“Reserve Report” means (a) from the Issue Date until the date upon which the initial reserve report described in clause (b)(i) is completed, the Initial Reserve Report and (b) thereafter, (i) a reserve report estimating the discounted future net revenue from Proved Reserves of the Company and the Subsidiary Guarantors, prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer as to Proved Reserves accounting for at least 80% of all discounted future net revenue from all of the Company’s and the Subsidiary Guarantors’ Proved Reserves and by the Company’s petroleum engineers with respect to any other such Proved Reserves covered by such report and (ii) a reserve report estimating the discounted future net revenue from Proved Reserves of the Company and the Subsidiary Guarantors prepared by the Company’s petroleum engineers as of the date that is six months after the end of the Company’s most recently completed fiscal year, and in each case with such estimates calculated in accordance with SEC guidelines (but utilizing the five-year (or nearest reasonably available period) strip price for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the NYMEX (or its successor) on the “as of” date of such Reserve Report.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means Priority Lien Debt, Parity Lien Debt and Junior Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents, the Parity Lien Documents and the Junior Lien Documents.

“Securities Act” means the Securities Act of 1933, as amended.

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“Security Agreement” means the Second Lien Pledge and Security Agreement and Irrevocable Proxy, dated as of the Issue Date, among the Company, the Subsidiary Guarantors party thereto and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Security Documents” means the Collateral Trust Agreement, each joinder agreement required by the Collateral Trust Agreement, the Security Agreement, the Intermediate Holdco Pledge Agreement, the Intermediate Holdco Security Agreement, the Mortgages and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, supplemented, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1 of the Collateral Trust Agreement.

“Second Lien Secured Party” has the meaning assigned to that term pursuant to the Intercreditor Agreement.

“Second Lien Collateral Trustee” has the meaning assigned to that term pursuant to the Intercreditor Agreement.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Priority Lien Debt, each Series of Parity Lien Debt and each Series of Junior Lien Debt.

“Significant Restricted Subsidiary” is any Restricted Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness that is subordinated in right of payment to the Notes or any Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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(2)         any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case until its Guarantee of the Notes is released in accordance with this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, with respect to the Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to September 15, 2017; provided, that if the period from the redemption date to September 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

(1)         has no Indebtedness other than Non-Recourse Debt;

(2)         is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)         is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

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(4)         has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)         the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)         the then outstanding principal amount of such Indebtedness.

Section 1.02         Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Alternate Offer”	4.15
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Purchase Date”	4.15
“Covenant Defeasance”	8.03
“Covenant Suspension Period”	4.21
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Interest Payment Date”	Exhibit A
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Record Date”	Exhibit A
“Registrar”	2.03

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Defined in
Term	Section
“Reinstatement Date”	4.21
“Restricted Payments”	4.07
“Revolving Credit Facility”	1.01
“Services”	4.11
“Suspended Covenants”	4.21
“Triggering Event”	4.20
“Triggering Event Payment”	4.20
“Triggering Event Purchase Date”	4.20
“Triggering Event Repurchase Offer”	4.20
“Trustee”	Preamble

Section 1.03         [Reserved].

Section 1.04         Rules of Construction.

Unless the context otherwise requires:

(1)         a term has the meaning assigned to it;

(2)         an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, and references to Statements of Financial Accounting Standards of the Financial Accounting Standards Board (FASB) do not reflect nomenclature resulting from the FASB’s codification of such Statements in its Accounting Standards Codification, but are deemed to include the codified Statements under their current nomenclature;

(3)         “or” is not exclusive;

(4)         “including” means “including without limitation,” whether or not so indicated;

(5)         words in the singular include the plural, and in the plural include the singular;

(6)         “will” shall be interpreted to express a command;

(7)         provisions apply to successive events and transactions; and

(8)         references to sections of or rules under the Securities Act or the Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

Section 2.01         Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have other notations, legends or endorsements required by law, stock exchange rule or usage. The OID legend set forth in Section 2.06(f)(3) shall be placed on all Notes issued under this Indenture that have more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

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The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such aggregate principal amount of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repurchases, transfers of interests and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof. Notes initially offered and sold to QIBs in the United States in reliance on Rule 144A shall be issued in the form of one or more QIB Global Notes, duly executed by the Company and the Guarantors and authenticated by the Trustee as hereinafter provided.

Section 2.02         Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will authenticate and deliver: (i) Initial Notes for original issue in an aggregate principal amount of $1,450,000,000 and (ii) if and when issued, Additional Notes, in each case upon receipt of a written order of the Company signed by two Officers of the Company (an “Authentication Order”) and, in the case of Additional Notes, upon receipt of an Officers’ Certificate stating such Additional Notes are permitted to be incurred under Section 4.09 and are permitted to be secured as Parity Lien Debt under Section 4.12. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The Company may issue Additional Notes under this Indenture subsequent to the Issue Date, subject to Sections 4.09 and 4.12 of this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

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Section 2.03         Registrar and Paying Agent.

The Company will maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”) which, if any Definitive Notes are outstanding, will be in the State of New York. The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Domestic Subsidiaries may act as Paying Agent.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Notes Custodian with respect to the Global Notes.

Section 2.04         Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05         Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA § 312(a).

Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)         the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

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(2)         the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)         there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)         Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)          both:

(1)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)         both:

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(1)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)         instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)         Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof.

(c)          Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)         Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If in accordance with Section 2.06(a) a beneficial interest in a Restricted Global Note is to be exchanged for a Restricted Definitive Note or transferred to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)         if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B)         if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2)(a) thereof;

(D)         if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2)(c) thereof, provided that the Company or the Trustee shall be entitled to require a legal opinion or other certification to confirm that such transfer is being made pursuant to such an exemption;

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(E)         if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2)(b) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)         Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)         if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B)         if such Restricted Definitive Note is being transferred to a QIB a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2)(a) thereof; or

(D)         if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2)(b) thereof;

the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note and, in the case of clause (B) above, the QIB Global Note.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

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(1)         Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)         If the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)         if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2)(c) thereof, provided that the Company or the Trustee shall be entitled to require a legal opinion or other certification to confirm that such transfer is being made pursuant to such an exemption.

(f)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)         Private Placement Legend.

(A)         Except as permitted by this Section 2.06, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE HEREBY AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HOLDS THIS NOTE, FOR THE BENEFIT OF THE ISSUER, THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), OR (2) TO THE ISSUER AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THIS NOTE.”

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(2)         Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ENERGY XXI GULF COAST, INC.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)         OID Legend. Each Note, including each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof), issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes will bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: ENERGY XXI GULF COAST, INC. 1021 MAIN ST., SUITE 2626, HOUSTON, TEXAS 77002, ATTENTION: CHIEF FINANCIAL OFFICER.”

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(g)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Registrar or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)         No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15, 4.20 and 9.05 hereof).

(3)         All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)         Neither the Registrar nor the Company will be required:

(A)         to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days prior to the mailing of a notice of redemption;

(B)         to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)         to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

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(6)         The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7)         All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07         Replacement Notes.

If any mutilated Note is surrendered to the Registrar or the Company and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note (accompanied by a notation of any Guarantees duly endorsed) if the Registrar’s requirements are met. If required by the Registrar or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar, the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer knows are so owned will be so disregarded.

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Section 2.10         Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11         Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of the canceled Notes in accordance with its normal procedures (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful, to the Persons who are Holders on a subsequent special record date. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed (or upon the Company’s failure to do so, the Trustee shall fix pursuant to a written instruction of Holders of at least a majority in principal amount of outstanding Notes) each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01         Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

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(1)         the clause of this Indenture pursuant to which the redemption shall occur;

(2)         the redemption date;

(3)         the principal amount of Notes to be redeemed; and

(4)         the redemption price.

Section 3.02         Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis unless otherwise required by law or applicable stock exchange requirements (or in the case of Global Notes, on as nearly a pro rata basis as is practicable, subject to the procedures of the Depositary).

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 in excess of $2,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03         Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 10 hereof. Notices of redemption may be conditional.

The notice will identify the Notes to be redeemed and will state:

(1)         the redemption date;

(2)         the redemption price;

(3)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note;

(4)         the name and address of the Paying Agent;

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(5)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)         that, unless the Company defaults in making such redemption payment or any condition to the redemption set forth in the notice therefor shall not have been satisfied, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)         that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)         a description of any conditions to the Company’s obligation to complete the redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information (or a shorter period as agreed to by the Trustee) to be stated in such notice as provided in this Section 3.03 above.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes (or portions thereof) called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price unless any condition to the redemption set forth in the notice therefor shall not have been satisfied.

Section 3.05         Deposit of Redemption Price.

No later than 10:00 Eastern Time on the redemption date, the Company will deposit with the Paying Agent (or, if the Company or its Domestic Subsidiary is the Paying Agent, will segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Paying Agent will promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 2.12 hereof.

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Section 3.06         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07         Optional Redemption.

(a)          Beginning on September 15, 2017, the Company may redeem all or a portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the periods set forth below:

Period	Percentage
September 15, 2017 through March 14, 2018	108.250%
March 15, 2018 through November 14, 2018	105.500%
November 15, 2018 through July 14, 2019	102.750
July 15, 2019 and thereafter.	100.000%

(b)          At any time and from time to time prior to September 15, 2017, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date) in the amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided, however, that (i) at least 65% of the aggregate principal amount of the Notes (including Additional Notes issued under this Indenture) remains outstanding immediately after giving effect to such redemption; and (ii) any such redemption shall be made within 180 days of the date of closing of such Equity Offering.

(c)          At any time prior to September 15, 2017, the Company may at its option redeem the Notes in whole or in part, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(d)          Any redemption pursuant to this Section 3.07 or Section 4.15 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08         Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

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Section 3.09         Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below and in Sections 4.10(c), (d), (e) and (f):

(a)          The Asset Sale Offer shall be made to all Holders, and (i) with respect to Excess Proceeds from any Asset Sale that is a Collateral Disposition, all holders of other Parity Lien Obligations, or (ii) with respect to other Excess Proceeds, all holders of other Indebtedness that is pari passu with the Notes, in each case containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets.

(b)          The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).

(c)          No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Parity Lien Obligations or pari passu Indebtedness, as applicable (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other applicable Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(d)          If the Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(e)          Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)         that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)         the Offer Amount, the purchase price and the Purchase Date;

(3)         that any Note not tendered or accepted for payment will continue to accrue interest;

(4)         that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)         that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or integral multiples of $1,000 in excess thereof only;

(6)         that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

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(7)         that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)         that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and

(9)         that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes to be redeemed pursuant to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption.

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.10. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.10 of this Indenture by virtue of such conflict.

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ARTICLE 4
COVENANTS

Section 4.01         Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02         Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03         Reports.

(a)          Whether or not required by the Commission, so long as any Notes are outstanding, the Parent will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Parent will furnish to the Trustee and, upon its request, to any of the Holders, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)         all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants;

(2)         all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports; and

(3)         unaudited quarterly and audited annual financial statements of the Company and its Subsidiaries.

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(b)          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)          In addition, the Parent, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, they will furnish to the Holders of Notes and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)          The availability of the materials specified in items (a) through (c) above on the Commission’s website shall be deemed to satisfy the foregoing delivery obligations.

(e)          Delivery of reports, information and documents to the Trustee under this Section 4.03 is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

Section 4.04         Compliance Certificate.

(a)          The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)          So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05         Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

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Section 4.06         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07         Restricted Payments.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)         make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (i) any Subordinated Indebtedness of the Company or any Subsidiary Guarantor except a payment of interest or principal at the Stated Maturity thereof, or (ii) the Existing Unsecured Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)         make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)         no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)         the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3)         such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (12) and (13) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

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(A)         50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)         100% of the aggregate net cash proceeds received by the Company (and the Fair Market Value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after January 1, 2015 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(C)         to the extent that any Restricted Investment that was made after January 1, 2015 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(D)         to the extent that any Unrestricted Subsidiary of the Company designated as such after January 1, 2015 is redesignated as a Restricted Subsidiary after January 1, 2015, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)          So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)         the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration, the dividend payment would have complied with the provisions of this Indenture;

(2)         the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor or Existing Unsecured Notes or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of the preceding paragraph;

(3)         the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Company or any Subsidiary Guarantor or Existing Unsecured Notes with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

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(4)         the payment of any dividend by a wholly-owned Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary;

(5)         the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director or employee of the Company or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million in any twelve-month period;

(6)         the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(7)         so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes pursuant to Section 4.15 or Section 4.10 (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness or Existing Unsecured Notes required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);

(8)         the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Indenture;

(9)         Permitted Payments to Parent Companies;

(10)        other Restricted Payments in an aggregate amount since the Issue Date not to exceed $50.0 million;

(11)        the payment of dividends on the Company’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07(a);

(12)        the declaration and payment of dividends to holders of any class or series of preferred stock or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with Section 4.09 to the extent such dividends are included in the calculation of Fixed Charges; and

(13)         repurchases, redemptions or other payments with respect to Existing Unsecured Notes (a) in an aggregate amount paid under this clause (a) since the Issue Date not to exceed $290.0 million, or (b) without regard to such limitation if (i) for 90 consecutive days ending not more than 15 days prior to the payment in question, the average of the ICE Brent Closing Prices is at least $80.00 per barrel, and (ii) after giving effect to such payment, the Company and its Restricted Subsidiaries would have cash, Cash Equivalents and undrawn Availability under Credit Facilities totaling at least $500.0 million.

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(c)          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose determination shall be evidenced by a resolution of the Board of Directors of the Company. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (13), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Section 4.08         Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)         pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)         make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)         transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)         agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)         the Note Documents;

(3)         applicable law;

(4)         any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

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(5)         customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)         purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)         any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)         Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)         agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under this Indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in this Indenture or Existing Indebtedness or Credit Facilities as in effect on the Issue Date;

(10)        Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)        provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(12)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09         Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Restricted Subsidiary will issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

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(b)          The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)         the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed an amount equal to the greatest of (a) $500.0 million (provided, however, that no more than $150.0 million aggregate principal amount may be incurred and outstanding under this clause by Restricted Subsidiaries that are not Subsidiary Guarantors), (b) the Borrowing Base in effect at the time of such incurrence (provided, however, that no more than $150.0 million aggregate principal amount may be incurred and outstanding under this clause by Restricted Subsidiaries that are not Subsidiary Guarantors), and (c)(i) prior to the date that the requisite EPL Entities become Subsidiary Guarantors in accordance with Section 4.17, 12.5% of Modified ACNTA on the date of incurrence, or (ii) thereafter, 15.0% of Modified ACNTA on the date of incurrence

(2)         the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)         the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the Issue Date;

(4)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $35.0 million at any time outstanding;

(5)         the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3) or (12) of this Section 4.09(b) or this clause (5);

(6)         the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)         if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

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(B)         any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, and (ii) sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)         the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8)         the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or any Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 4.09;

(9)         the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)        the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that is not permitted by this clause (10);

(11)        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(12)        Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness, Disqualified Stock or preferred stock incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the incurrence of such Indebtedness, Disqualified Stock or preferred stock pursuant to this clause (12);

(13)        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

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(14)        the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million; and

(15)        Indebtedness to the extent the proceeds thereof are used to finance insurance premiums.

Notwithstanding anything to the contrary in this Section 4.09, the Company and its Restricted Subsidiaries will not incur any Indebtedness (other than any DIP Financing (as defined in and as permitted by the Intercreditor Agreement)) secured by a Priority Lien unless the principal amount of such Indebtedness (other than any DIP Financing) is pari passu in right of payment with the principal amount of all other Indebtedness secured by a Priority Lien.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of this Section 4.09, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that any Indebtedness under the Credit Agreement on the Issue Date after giving effect to the use of proceeds of the Notes shall be considered incurred under clause (1) of the definition of “Permitted Debt” of this Section 4.09 and may not be later reclassifed.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Section 4.10         Asset Sales.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)         the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)         the Fair Market Value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee; and

(3)         at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash.

For purposes of this provision, each of the following will be deemed to be cash:

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(A)         any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)         any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b)          Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)         (A) if the Asset Sale is a Collateral Disposition, to repay, redeem or repurchase Priority Lien Debt and other outstanding Priority Lien Obligations or Parity Lien Debt and other outstanding Parity Lien Obligations (provided that with respect to Parity Lien Debt, such repayment, redemption, or repurchase must be made either by a pro rata redemption or repayment of outstanding Parity Lien Debt or by an offer to purchase on a pro rata basis made to all holders of Parity Lien Debt) or (B) if the Asset Sale is not a Collateral Disposition, to repay, redeem or repurchase Indebtedness of the Company or a Guarantor that is not Subordinated Indebtedness (but excluding intercompany Indebtedness of the Company or any Guarantor to the Company or any of its Affiliates);

(2)         to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;

(3)         to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;

(4)         to make one or more capital expenditures; or

(5)         to acquire other long-term assets that are used or useful in the Oil and Gas Business.

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)          Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” On the 361st day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes pursuant to Section 3.09 hereof, and (i) with respect to Excess Proceeds from any Asset Sale that is a Collateral Disposition, all holders of other Parity Lien Obligations, or (ii) with respect to other Excess Proceeds, all holders of other Indebtedness that is pari passu with the Notes, in each case containing provisions similar to those in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

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(d)          The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, and will be payable in cash.

(e)          If any Excess Proceeds remain after consummation of an Asset Sale Offer to the Holders of Notes, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

(f)          If the aggregate principal amount of Notes and other Parity Lien Obligations or Indebtedness ranking pari passu with the Notes, as applicable, tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 4.11         Transactions with Affiliates.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)         the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)         the Company delivers to the Trustee:

(A)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of paragraph (a) of this Section:

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(1)         any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)         transactions between or among any of the Parent, the Company and its Restricted Subsidiaries;

(3)         transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4)         the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Parent or its Subsidiaries and the Company and its Restricted Subsidiaries and who are not otherwise Affiliates of the Company, in each case in the ordinary course of business and approved by the Board of Directors of the Company;

(5)         sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6)         transactions among the Company, its Restricted Subsidiaries and Energy XXI Services, Inc. (“Services”), a wholly-owned subsidiary of Parent and a sister company of the Company relating to the provision of employment, administrative and related services by Services pursuant to the Cost Allocation Agreement in effect on the Issue Date among the Company, certain Subsidiaries and Services, as such agreement may be amended, modified or supplemented from time to time provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date;

(7)         provision of management or other services or supplies on commercially reasonable arms-length terms as determined in good faith by an Officer of the Company;

(8)         transactions pursuant to agreements in effect on the Issue Date as any such agreement may be amended, modified or supplemented from time to time; provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date; and

(9)         Restricted Payments that are permitted pursuant to Section 4.07 hereof, including Permitted Payments to Parent Companies.

Section 4.12         Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired.

The Parent will not, and will not permit Intermediate Holdco to, directly or indirectly, pledge any Equity Interests of the Company or any of the Restricted Subsidiaries to secure Indebtedness or Attributable Debt of the Company or any Guarantor, other than Liens securing any Priority Lien Debt, any Parity Lien Debt or any Junior Lien Debt, in each case as permitted by the Intercreditor Agreement.

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Section 4.13         Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, and Parent will not engage in any business other than the Permitted Parent Business, except to such extent as would not be material to Parent.

Section 4.14         Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)         its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)         the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.15         Offer to Repurchase Upon Change of Control.

(a)          Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) at a purchase price in cash (the “Change of Control Payment”) equal to 101% (or, at the Company’s election, a higher percentage) of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Purchase Date”), subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or before the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control, offering to repurchase the Notes as of the Change of Control Purchase Date and stating:

(1)         that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2)         the purchase price and the Change of Control Purchase Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(3)         that any Note not tendered will continue to accrue interest;

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(4)         that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(5)         that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Purchase Date;

(6)         that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)          On the Change of Control Purchase Date, the Company will, to the extent lawful:

(1)         accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)         deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)         deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Purchase Date, the Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

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Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any publicly announced Change of Control, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer or Alternate Offer in lieu of the Company as described above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the rights of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

Section 4.16         Payments for Consent.

Neither the Parent, the Company nor any of the Company's Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the Note Documents, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Section 4.17         Additional Guarantees.

If, after the Issue Date, any Material Domestic Subsidiary of the Company that is not then a Subsidiary Guarantor, guarantees any Indebtedness of the Company or any Subsidiary Guarantor for borrowed money or under any Credit Facility, in each case in excess of $25.0 million, or any Material Domestic Subsidiary of the Company that is not then a Subsidiary Guarantor incurs any Indebtedness in excess of $25.0 million under any Credit Facility or for borrowed money, then in either case, such Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture substantially in the form of Exhibit E hereto and delivering it to the Trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided that (i) the foregoing requirements shall not apply to any of the EPL Entities prior to the Disqualifying Condition Termination unless such EPL Entity guarantees any Indebtedness of the Company under any Existing Unsecured Notes of the Company, but thereafter shall apply to the EPL Entities as if they had incurred any Indebtedness of such entities outstanding under a Credit Facility or for borrowed money as of the date of the Disqualifying Condition Termination on such date, and (ii) the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

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Section 4.18         Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b)          The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) such Lien is permitted under Section 4.12 and (3) no Default or Event of Default would be in existence following such designation.

(c)          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, (i) it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, (ii) any Indebtedness and any Lien of such Subsidiary will be deemed to have been incurred by a Restricted Subsidiary of the Company as of such date and (iii) if such Indebtedness or Lien is not permitted to have been incurred as of such date under Section 4.09 or Section 4.12, as applicable, the Company will be in Default of such covenant, as applicable.

Section 4.19         Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary Guarantor may enter into a sale and leaseback transaction if:

(a)          the Company or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) and (b) incurred a Lien to secure such Indebtedness without securing the Notes pursuant to Section 4.12 hereof;

(b)          the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(c)          the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10 hereof.

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Section 4.20         Offer to Repurchase Upon Triggering Event.

(a)          If a Triggering Event (as defined below) occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Triggering Event Repurchase Offer”) at a purchase price in cash (the “Triggering Event Payment”) equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Triggering Event Purchase Date”), subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or before the Triggering Event Purchase Date. No later than the Business Day following the occurrence of a Triggering Event, the Company will mail a notice to each Holder and the Trustee describing the Triggering Event, offering to repurchase the Notes as of the Triggering Event Purchase Date and stating:

(1)         that the Triggering Event Offer is being made pursuant to this Section 4.20 and that all Notes tendered will be accepted for payment;

(2)         the purchase price and the Triggering Event Purchase Date, which shall be no earlier than 20 Business Days and no later than 30 Business Days from the date such notice is mailed;

(3)         that any Note not tendered will continue to accrue interest;

(4)         that, unless the Company defaults in the payment of the Triggering Event Payment, all Notes accepted for payment pursuant to the Triggering Event Offer will cease to accrue interest after the Triggering Event Purchase Date;

(5)         that Holders electing to have any Notes purchased pursuant to a Triggering Event Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Triggering Event Purchase Date;

(6)         that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Triggering Event Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

A “Triggering Event” will be deemed to occur (i) on the 30th day prior to the stated maturity date of the Company’s 9.25% Senior Notes due 2017 outstanding on the Issue Date (the “2017 Notes”), if on such date the aggregate outstanding principal amount of all 2017 Notes that shall not have been repurchased, redeemed, discharged, defeased or called for redemption (with funds to effect such redemption deposited with the trustee for such 2017 Notes or otherwise set aside for purposes of such redemption), exceeds $250.0 million, or (ii) on the 30th day prior to the stated maturity date of the EPL Notes, if on such date the aggregate outstanding principal amount of the EPL Notes that shall not have been repurchased, redeemed, discharged, defeased or called for redemption (with funds to effect such redemption deposited with the trustee for such EPL Notes or otherwise set aside for purposes of such redemption), exceeds $250.0 million

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The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Triggering Event Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.20 by virtue of such compliance.

(b)          On the Triggering Event Purchase Date, the Company will, to the extent lawful:

(1)         accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Repurchase Offer;

(2)         deposit with the Paying Agent an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

(3)         deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Triggering Event Purchase Date, the Paying Agent will promptly mail to each Holder of Notes properly tendered the Triggering Event Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Triggering Event Offer on or as soon as practicable after the Triggering Event Purchase Date.

Section 4.21         Suspended Covenants.

During any period when the Notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under this Indenture (the “Covenant Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13 and clause (4) of Section 5.01 of this Indenture (collectively, the “Suspended Covenants”); provided that if the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the Investment Grade Ratings so that the Notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in this Indenture (each such date of reinstatement being the “Reinstatement Date”). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of Section 4.07 as though such covenant had been in effect during the period since the Issue Date, provided that all Restricted Payments made, Indebtedness incurred and other actions otherwise permitted by this Indenture effected during any Covenant Suspension Period will not constitute a Default on any Reinstatement Date. The Company will provide the Trustee with prompt written notice upon the commencement of a Covenant Suspension Period and of the occurrence of a Reinstatement Date. In addition, during any Covenant Suspension Period, the Company will not be permitted to designate any of its Subsidiaries as Unrestricted Subsidiaries.

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ARTICLE 5
SUCCESSORS

Section 5.01         Merger, Consolidation, or Sale of Assets.

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)         either (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)         the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the other Note Documents to which the Company is a party pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Trustee, as applicable;

(3)         immediately after such transaction no Default or Event of Default exists;

(4)         except with respect to a transaction solely between the Company and a Subsidiary Guarantor, (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) such Fixed Charge Coverage Ratio would increase after giving such pro forma effect;

(5)         any Collateral owned by or transferred to the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made continues to constitute Collateral under the Note Documents, subject to the Parity Liens, except as permitted by this Indenture or the other Note Documents; and

(6)         the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such Supplemental Indenture (if any) comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

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Section 5.02         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company or its Restricted Subsidiaries in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company or Restricted Subsidiaries is or are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company or the applicable Restricted Subsidiaries), and may exercise every right and power of the Company or Restricted Subsidiaries under this Indenture with the same effect as if such successor Person had been named as the Company or Restricted Subsidiaries herein; provided, however, that the predecessor Company or Restricted Subsidiaries shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s or the applicable Restricted Subsidiaries’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following is an “Event of Default”:

(1)         default for 30 days in the payment when due of interest on the Notes;

(2)         default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)         failure by the Company to comply with the provisions of Sections 3.09, 4.10, 4.15, 4.20 or Article 5 hereof;

(4)         failure by the Parent, the Company or any of its Restricted Subsidiaries, as applicable, to comply for 30 days after receipt of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes to comply with Sections 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.17 and 4.19 hereof;

(5)         failure by the Company, the Parent or any Guarantor, as applicable, for 60 days after notice from the Trustee or the Holders of at least 25% of the principal amount of the Notes outstanding to comply with any of the other agreements in this Indenture or any other Note Document (or 120 days with respect to Section 4.03 hereof provided, however, that beginning on the 61st day the Company is not in compliance with Section 4.03 hereof, additional interest at a rate of 0.25% per annum shall accrue and be payable (in the same manner and at the same time as regular interest payments) on the Notes until such covenant is complied with);

(6)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

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(A)         is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in the documents governing such Indebtedness on the date of such default (a “Payment Default”); or

(B)         results in the acceleration of such Indebtedness prior to its final Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more and such default or acceleration is not cured or rescinded or such Indebtedness is not repaid in each case within 30 days;

(7)         failure by the Company or any of its Significant Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

(8)         except as permitted by this Indenture, any Guarantee of the Parent, Intermediate Holdco or a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is the Parent, Intermediate Holdco or a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is the Parent, Intermediate Holdco or a Significant Subsidiary, denies or disaffirms in writing its obligations under its Guarantee;

(9)         the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case,

(B)         consents to the entry of an order for relief against it in an involuntary case,

(C)         consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)         makes a general assignment for the benefit of its creditors, or

(E)         generally is not paying its debts as they become due;

(10)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

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(B)         appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)         orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(11)        the occurrence of any of the following:

(A)         except as permitted by the Note Documents, any Security Document establishing the Parity Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (11)(A) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Parity Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $15.0 million, ceases to be an enforceable; provided further that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(B)         except as permitted by the Note Documents, any Parity Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $15.0 million, ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Liens and the terms of the Intercreditor Agreement; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(C)         the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Security Document establishing Parity Liens.

Section 6.02         Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice and in such event the Holders of Notes will be entitled, to the extent permitted by law, to the payment of all amounts that would have been due upon redemption of the Notes if the Company redeemed the Notes at its option at such time pursuant to the provisions of Section 3.07 (including the Applicable Premium, if applicable). Any such amounts will constitute liquidated damages reasonably agreed by the Company and the Holders in view of the impracticability of determining actual damages. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

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In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes prior to Stated Maturity (other than with the net cash proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration in accordance with Section 6.02 and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05         Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06         Limitation on Suits.

Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or any Note Document unless:

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(1)         such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)         Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)         such Holder or Holders have furnished the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)         the Trustee has not complied with such request within 60 days after the receipt of the request and the furnishing of security or indemnity; and

(5)         Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08         Collection Suit by Trustee.

Subject to the Intercreditor Agreement, if an Event of Default specified in Sections 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

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Section 6.10         Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

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(1)         the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)         this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)         the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)         the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)          No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has furnished to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)          The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02         Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

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(d)          The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have furnished to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction

(g)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)          Except for any Event of Default occurring pursuant to Section 6.01(1) or 6.01(2), the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

Section 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04         Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

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Section 7.05         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after such Responsible Officer becomes aware of the Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06         [Reserved].

Section 7.07         Compensation and Indemnity.

(a)          The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)          The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)          To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

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Section 7.08         Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)          The Trustee may resign in writing upon thirty (30) days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)         the Trustee fails to comply with Section 7.10 hereof;

(2)         the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)         a custodian or public officer takes charge of the Trustee or its property; or

(4)         the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

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Section 7.10         Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. No obligor upon the Notes may serve as Trustee.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)         the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(2)         the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)         the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)         this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

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Section 8.03         Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (4) of Section 5.01 hereof and the other Note Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(8) and Section 6.01(11) hereof will not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)         the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)         in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

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(5)         such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Guarantors is a party or by which the Company or any of its Guarantors is bound;

(6)         the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)         the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes and the Guarantees, as provided in Section 13.06 upon Legal Defeasance or Covenant Defeasance in accordance with the provisions of this Section 8.04.

Section 8.05         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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Section 8.06         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees and the other Note Documents will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, the Trustee and the Collateral Trustee, as applicable, may amend or supplement this Indenture or the other Note Documents without the consent of any Holder of a Note:

(1)         to cure any ambiguity, defect or inconsistency;

(2)         to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)         to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 hereof;

(4)         to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of any Holder hereunder or under the other Note Documents provided that any change to conform the text of this Indenture or any other Note Document to any provision of the “Description of Notes” section of the Offering Memorandum will not be deemed to adversely affect the legal rights of any Holder under this Indenture or other Note Documents;

(5)         with respect to the Security Documents establishing Parity Liens, as provided in the Intercreditor Agreement.

(6)         to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

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(7)         to add any additional Guarantor or Collateral or to evidence the release of any Guarantor from its Guarantee or release of any Liens, in each case in accordance with the terms of this Indenture or the Note Documents, as applicable;

(8)         to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents establishing Parity Liens;

(9)         to comply with requirements of the SEC to effect or maintain qualifications of this Indenture under the TIA; or

(10)        to evidence or provide for acceptance of appointment of a successor Trustee.

In addition, the Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with their terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding. The Intercreditor Agreement also provides that in certain circumstances the Security Documents may be amended automatically without the consent of Holders of Notes, the Trustee or the Collateral Trustee in connection with any amendments to corresponding security documents creating Priority Liens.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02         With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors, the Trustee and Collateral Trustee, as applicable, may amend or supplement this Indenture or the other Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the other Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)         reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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(2)         reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than notice provisions or the provisions of Sections 3.09, 4.10, 4.15 and 4.20 hereof);

(3)         reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)         waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)         make any Note payable in currency other than that stated in the Notes;

(6)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes (other than as permitted in clause (7) below);

(7)         waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.09, 4.10, 4.15 or 4.20 hereof);

(8)         release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9)         make any change in the preceding amendment, supplement and waiver provisions.

In addition, any amendment or supplement to, or waiver of, the provisions of this Indenture or any Security Document establishing Parity Liens that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding.

Section 9.03         [Reserved].

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

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Section 9.05         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and will be fully protected in relying in good faith upon, in addition to the documents required by Section 11.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
satisfaction and discharge

Section 10.01         Satisfaction and Discharge.

This Indenture and the other Note Documents will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)         either:

(a)          all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)          all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, (i) cash in U.S. dollars, (ii) non-callable Government Securities, or (iii) a combination thereof, in such amounts as will be sufficient (in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, but solely with respect to clauses (ii) and (iii)), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest and premium, if any, to the date of maturity or redemption;

(2)         the Company or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture;

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(3)         the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture or the other Note Documents) of the Company or any Guarantor; and

(4)         the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at fixed maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 10.01, the provisions of Sections 10.02 and 8.06 hereof will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02         Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 11
MISCELLANEOUS

Section 11.01         [Reserved].

Section 11.02         Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

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If to the Company and/or any Guarantor:

ENERGY XXI GULF COAST, INC.
1021 Main
Suite 2626
Houston, Texas 77002
Attention: Chief Financial Officer

If to the Trustee:

U.S. Bank National Association
5555 San Felipe Street, 11th Floor

Houston, TX 77056

Facsimile No.: (713) 235-9213
Attention: Corporate Trust Services

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

If the Notes are in definitive certificated form, any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. While the Notes are in book-entry, any notice or communication to a Holder will be sent pursuant to the customary procedures of the Depository. Failure to send notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

Section 11.03         Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

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Section 11.04         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)         an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.05         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and must include:

(1)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 11.06         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, any other Note Document or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.08         Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES.

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Section 11.09         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10         Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 12.05 hereof.

Section 11.11         Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 11.12         Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.13         Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 11.14         Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

ARTICLE 12
GUARANTEES

Section 12.01         Guarantee.

(a)          Subject to this Article 12, each of the Guarantors hereby, jointly and severally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

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(1)         the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms of this Indenture and the Notes; and

(2)         in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, upon repurchase or redemption or otherwise.

Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

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Section 12.02         Limitation on Guarantor Liability.

(a)          Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or fraudulent conveyance under federal or state law and not otherwise be void or voidable under any similar laws affecting the rights of creditors generally.

(b)          Notwithstanding anything herein contained to the contrary, no Property of Intermediate Holdco, other than the Collateral of Intermediate Holdco pledged as collateral pursuant to the Intermediate Holdco Pledge Agreement and the Intermediate Holdco Security Agreement (collectively, the “Intermediate Holdco Collateral”), shall be sold, levied upon or otherwise used to satisfy any judgment rendered in connection with any action brought against Intermediate Holdco with respect to its Guarantee. To the extent that the Intermediate Holdco Collateral is not sufficient to fully discharge and satisfy the Obligations of Intermediate Holdco hereunder, the Intermediate Holdco will not be personally liable for any such deficiency and the Trustee shall not seek a deficiency or personal judgment against Intermediate Holdco for payment of the Obligations of Intermediate Holdco evidenced by this Guarantee. The Trustee’s recourse under this Guarantee shall be limited solely to its rights as a creditor secured by liens in the Intermediate Holdco Collateral. Notwithstanding the provisions of this Section 12.02(b) to the contrary, nothing contained in herein or any other Note Document shall be construed to (i) impair or limit the rights of the Collateral Trustee arising under the Intermediate Holdco Pledge Agreement and the Intermediate Holdco Security Agreement or any other Security Document to which Intermediate Holdco is a party; (ii) impair or limit any of the obligations of Intermediate Holdco under the Intermediate Holdco Pledge Agreement and the Intermediate Holdco Security Agreement or any other Note Document to which it is a party; (iii) impair or limit the validity of the indebtedness evidenced by the other Note Documents or prevent the taking of any action permitted by law against the Company or any other Guarantor pursuant to the terms of the Note Documents to which the Company or such Guarantor is a party; (iv) prevent the commencement of any action, suit or proceeding against any Person (or prevent the service of papers under any Person) for the purpose of obtaining jurisdiction over Intermediate Holdco, (v) prevent the Collateral Trustee or any other holder of Parity Lien Obligations from exercising and enforcing, consistent with the provisions of this Section 12.02(b), any other remedy allowed at law or in equity or by statute or by the terms of this Article 12, the Intermediate Holdco Pledge Agreement or the Intermediate Holdco Security Agreement, or (vi) prevent the Collateral Trustee or any other holder of Parity Lien Obligations from recovering from Intermediate Holdco (or the Company or any other Guarantor), or limit the Collateral Trustee’s or such other Parity Lien Obligations holder’s recourse against Intermediate Holdco (or the Company or any other Guarantor) for any and all funds, damages, losses, expenses, costs or other similar amounts (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Collateral Trustee or such other holder of Parity Lien Obligations as a result of any act or omission constituting willful misconduct or gross negligence, any fraudulent act or omission, or any intentional breach of this Article 12, the Intermediate Holdco Pledge Agreement or the Intermediate Holdco Security Agreement, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.

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Section 12.03         Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 12.01 hereof, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Exhibit D hereto will be signed by an Officer of such Guarantor (by manual or facsimile signature) on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 12.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company will certain such Material Domestic Subsidiaries to become Subsidiary Guarantors subject to this Article 12.

Section 12.04         Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 12.05 hereof, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)         immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the surviving Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists; and

(2)         either:

(a)          (i) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor) unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture substantially in the form of Exhibit E hereto and such other agreements as are reasonably satisfactory to the Trustee and the Collateral Trustee, as applicable, under the Notes, this Indenture and the other Note Documents on terms set forth therein and (ii) any Collateral owned by or transferred to the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) shall continue to constitute Collateral under the Note Documents, subject to the Parity Liens; or

(b)          such sale or other disposition does not violate Section 4.10 hereof.

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In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for such Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 12.05       Releases.

(a)          The Guarantee of a Subsidiary Guarantor will be released:

(1)         in connection with any sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

(2)         in connection with any sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 hereof;

(3)         if the Company designates such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18 hereof;

(4)         if such Subsidiary Guarantor ceases to Guarantee any other Indebtedness of the Company or another Subsidiary Guarantor for borrowed money or under a Credit Facility and is no longer an obligor in respect of such Indebtedness; or

(5)         upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 10 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (a)(1) - (a)(5) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Subsidiary Guarantor from its obligations under its Guarantee. Any Subsidiary Guarantor not released from its obligations under its Guarantee as provided in this Section 12.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any such Subsidiary Guarantor under this Indenture as provided in this Article 12.

(b)          The Guarantee of Intermediate Holdco will be released:

(1)         if Intermediate Holdco ceases to guarantee any other Indebtedness of the Company or a Subsidiary Guarantor for borrowed money or under a Credit Facility; or

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(2)         upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 10 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (b)(1) - (b)(2) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of Intermediate Holdco from its obligations under its Guarantee.

(c)          The Guarantee of Parent will be released:

(1)         if the Company ceases to be a Subsidiary of Parent pursuant to a transaction that complies with Section 4.15; or

(2)         upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 10 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (c)(1) - (c)(2) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of Parent from its obligations under its Guarantee.

ARTICLE 13

COLLATERAL AND SECURITY

Section 13.01       Security Interest.

(a)          The due and punctual payment of the principal of, premium on, if any, and interest if any, on the Notes and the Obligations of Intermediate Holdco and the Subsidiary Guarantors under the Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and the Obligations of Intermediate Holdco and the Subsidiary Guarantors under the Guarantees and performance of all other obligations of the Company, Intermediate Holdco and the Subsidiary Guarantors to the Holders of Notes or the Trustee under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured, as provided in the Security Documents. The Company, Intermediate Holdco and each of the Subsidiary Guarantors consent and agree to be bound by the terms of the Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Company, Intermediate Holdco and the Subsidiary Guarantors hereby agree that the Collateral Trustee shall hold the Collateral on behalf of and for the benefit of all of the Holders of Notes and the other holders of Parity Lien Obligations.

(b)          Each Holder of Notes, by its acceptance thereof and of the Guarantees, consents and agrees to the terms of the Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints U.S. Bank National Association as the Trustee and as the Collateral Trustee. The Trustee hereby authorizes and appoints U.S. Bank National Association as Collateral Trustee and each Holder of Notes and the Trustee direct the Collateral Trustee to enter into the Security Documents (including any amendments thereto contemplated by Section 7.1 of the Collateral Trust Agreement and any security documents to secure additional Parity Lien Debt in accordance with Section 5.3 of the Collateral Trust Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including, without limitation, the limitations on duties of the Collateral Trustee provided in Section 5.12 of the Collateral Trust Agreement. The Trustee, the Collateral Trustee and each Holder of Notes, by accepting the Notes and the Guarantees of Intermediate Holdco and the Subsidiary Guarantors, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Parity Lien Obligations, subject to the Intercreditor Agreement, the Collateral Trustee and the Trustee, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Security Documents and actions that may be taken thereunder.

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Section 13.02       Post-Issue Date Collateral Requirements.

(a)          Within 60 days of the Issue Date, the Company shall, or shall cause the applicable Subsidiary Guarantor to, (i) execute and deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, such Mortgages, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Parity Lien Documents, against the Oil and Gas Properties of the Company and the Subsidiary Guarantors that are subject to Liens securing the Priority Lien Obligations on the Issue Date and (ii) on the date that each such Mortgage is so filed or recorded, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties are located to execute and deliver to the Collateral Trustee a favorable legal opinion with respect thereto in form and substance reasonably satisfactory to the Collateral Trustee.

(b)          Within 60 days of the Issue Date the Company and the Subsidiary Guarantors shall execute and deliver to the Collateral Trustee the control agreements, in each case as required by the Security Agreement, and shall otherwise comply with the requirements of the Security Agreement and the Intercreditor Agreement with respect to control agreements.

(c)          Any Security Documents entered into after the Issue Date shall be substantially in the form of the corresponding security document securing the Priority Liens Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes are reasonably necessary to reflect the terms of the Intercreditor Agreement and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Trustee pursuant to an Officers’ Certificate of the Company.

Section 13.03       Further Assurances; Liens on Additional Property.

(a)          The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any acquired Property or other Property required by any Parity Lien Document to become, Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents, and in connection with any merger, consolidation or sale of assets of the Company or any Subsidiary Guarantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Subsidiary Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or such Subsidiary Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Parity Lien Documents.

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(b)          Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations; provided, that no such Security Document, instrument or other document shall be materially more burdensome upon the Company and the Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the date of this Indenture, including pursuant to Section 13.02) by the Company and the Guarantors in connection with the issuance of the Notes on or about the Issue Date.

(c)          In addition to the Collateral, from and after the Issue Date, if the Company or any Guarantor acquires any Property that constitutes collateral for the Priority Lien Debt or Junior Lien Debt, if and to the extent that any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Company shall, or shall cause the applicable Guarantor to, promptly (but not in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a valid and enforceable perfected Lien on such Collateral or take such other actions in favor of the Collateral Trustee as shall be reasonably necessary to grant a valid and enforceable perfected Lien on such Collateral to the Collateral Trustee, for the benefit of the Holders of the Notes and holders of any other Parity Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if the Company or any Guarantor creates any additional Lien upon any Property that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, after the Issue Date, the Company or such Guarantor, as applicable, must, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected Lien upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Representative or Junior Lien Agent, as applicable, in each case as security for the Notes Obligations. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Representative, or of agents or bailees of the Priority Lien Representative, the perfection actions and related deliverables described in this Section 13.03(c) shall not be required.

(d)          Notwithstanding anything herein or in the Note Documents to the contrary, neither the Company nor any Guarantor will be required to grant a security interest in, and the Collateral shall not include, any Excluded Asset.

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(e)          The Company will, deliver to the Trustee semi-annually on or before March 31 and September 30 in each calendar year, beginning September 30, 2015, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes Oil and Gas Properties that include not less than 80% of the total discounted future net revenue of the Company’s and the Subsidiary Guarantors’ Oil and Gas Properties located in the United States and adjacent Federal waters constituting Proved Reserves as estimated in the Company’s most recent Reserve Report (the “minimum mortgage requirement”), together with (i) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied, (ii) satisfactory evidence of the completion of all recordings and filings of such Mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) and (iii) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected Lien with respect to the real property that is subject to the applicable Mortgage; provided that, (x) to the extent corresponding mortgages securing the Priority Lien Obligations are being delivered and (y) Mortgages have previously been recorded in the public records of the county or counties applicable to such additional Mortgages or amendments or supplements to prior Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Priority Lien Collateral Agent.

(f)          The Company will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents.

Section 13.04       Intercreditor Agreement.

This Article 13 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company, Intermediate Holdco and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder of Notes, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Trustee on behalf of each Second Lien Secured Party to enter into the Intercreditor Agreement as Second Lien Collateral Trustee on behalf of such Second Lien Secured Parties. In addition, each Holder of Notes authorizes and instructs the Collateral Trustee to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit to the Company and certain of its Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 13.05         Collateral Trust Agreement.

This Article 13 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. The Company, Intermediate Holdco and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement and (b) authorizes and instructs the Collateral Trustee on behalf of each Second Lien Secured Party to enter into the Collateral Trust Agreement as Collateral Trustee on behalf of such Second Lien Secured Parties.

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Section 13.06       Release of Liens in Respect of Notes.

The Collateral Trustee’s other Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Notes Obligations, and the right of the Holders of the Notes to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1)         upon satisfaction and discharge of this Indenture in accordance with Article 10 hereof;

(2)         upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(3)         upon payment in full and discharge of all Notes outstanding under this Indenture and all other Notes Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full and discharged;

(4)         as to any Collateral of the Company or a Subsidiary Guarantor that is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with Sections 4.10 and 4.15 (other than the obligation to apply proceeds of such Asset Sale as provided in such provision) and is permitted by all of the other Notes Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01;

(5)         in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 hereof;

(6)         with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee in accordance with Section 12.05; or

(7)         if and to the extent required by Section 4.01 of the Intercreditor Agreement.

In addition, the Collateral Trustee’s Liens on the Collateral will be released upon the terms and subject to the conditions set forth in Section 4.1 of the Collateral Trust Agreement.

Section 13.07       Collateral Trustee.

(a)          The Collateral Trustee will hold (directly or through co-trustees or agents) and, subject to the terms of the Intercreditor Agreement, will be entitled to enforce all Liens on the Collateral created by the Security Documents.

(b)          Except as provided in the Collateral Trust Agreement or as directed by an Act of Parity Lien Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated:

(1)         to act upon directions purported to be delivered to it by any Person;

(2)         to foreclose upon or otherwise enforce any Lien; or

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(3)         to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Section 13.08       Insurance.

(a)          The Company and the Guarantors shall:

(1)         keep their properties insured at all times by financially sound and reputable insurers;

(2)         maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; and

(3)         maintain such other insurance as may be required by law.

(b)          Upon the request of the Collateral Trustee, the Company and the Guarantors will furnish to the Collateral Trustee information as to their property and liability insurance carriers. Within 60 days of the Issue Date, the Company will use its reasonable efforts to cause the Holders of Parity Lien Obligations, as a class, to be named as additional insureds on all liability insurance policies of the Company and the Subsidiary Guarantors that insure the Collateral, and the Collateral Trustee to be named as loss payee on all property and casualty insurance policies of the Company and the Subsidiary Guarantors that insure the Collateral.

[Signatures on following page]

101

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENERGY XXI GULF COAST, INC.

By:	/s/ Antonio de Pinho
Name: Antonio de Pinho
Title: President

ENERGY XXI LTD

By:	/s/ Bruce W. Busmire
Name: Bruce W. Busmire
Title: Chief Financial Officer

ENERGY XXI USA, INC.

By:	/s/ Antonio de Pinho
Name: Antonio de Pinho
Title: President

ENERGY XXI TEXAS ONSHORE, LLC ENERGY XXI ONSHORE, LLC ENERGY XXI GOM, LLC ENERGY XXI PIPELINE, LLC ENERGY XXI PIPELINE II, LLC ENERGY XXI LEASEHOLD, LLC MS ONSHORE, LLC

By:	/s/ Antonio de Pinho
Name: Antonio de Pinho
Title: President

Signature Page- Indenture

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Steven A. Finklea
Name: Steven A. Finklea
Title: Vice President

Signature Page- Indenture

EXHIBIT A

[Face of QIB Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of this Indenture]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE HEREBY AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HOLDS THIS NOTE, FOR THE BENEFIT OF THE ISSUER, THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), OR (2) TO THE ISSUER AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THIS NOTE.

A-1

CUSIP/CINS ____________

11.000% Senior Secured Second Lien Notes due 2020

No. ___	$____________

ENERGY XXI GULF COAST, INC.

promises to pay to [              ] or registered assigns, the principal sum of __________________________________________________________ DOLLARS [or such other amount as is reflected on the attached Schedule of Exchanges of Interests in the Global Note]1 on March 15, 2020.

Interest Payment Dates: March 15 and September 15[, beginning September 15, 2015]

Record Dates: March 1 and September 1

ENERGY XXI GULF COAST, INC.

By:
Name:
Title:

1 Include for Notes in global form.

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This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

Dated:

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[Back of Note]

11.000% Senior Secured Second Lien Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)         Interest. Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), promises to pay interest on the unpaid principal amount of this Note at a rate of 11.000% per annum. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year beginning September 15, 2015, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [____] [March 12, 2015 for Initial Notes]; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof (each, a “Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)         Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, and premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)         Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Domestic Subsidiaries may act as Paying Agent.

(4)         Indenture. The Company issued the Notes under an Indenture dated as of March 12, 2015 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Company initially issued $1,450,000,000 principal amount of Notes under the Indenture. The Company may issue Additional Notes under the Indenture, subject to Sections 4.09 and 4.12 thereof. The Notes are entitled to the benefits of the Security Documents, subject to the terms of the Intercreditor Agreement, all as more fully set forth in the Indenture.

A-4

(5)         Optional Redemption.

The Notes are subject to redemption as provided in Article 3 and Section 4.15 of the Indenture.

(6)         Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)         Repurchase at the Option of Holder.

(a)          If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% (or at the Company’s election, a higher percentage) of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Purchase Date”), subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or before the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)          If the Company or a Restricted Subsidiary of the Company consummates an Asset Sale, the Company in circumstances specified in the Indenture may be required to commence an offer to all Holders of Notes and (i) with respect to Asset Sales that are Collateral Dispositions, all holders of other Parity Lien Obligations, or (ii) with respect to other Asset Sales, all holders of other Indebtedness that is pari passu with the Notes, in each case containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date as required by the Indenture.

(c)          If there is a Triggering Event, the Company will be required to make an offer (a “Triggering Event Repurchase Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of settlement (the “Triggering Event Purchase Date”), subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or before the Triggering Event Purchase Date (the “Triggering Event Payment”). No later than the Business Day following the occurrence of a Triggering Event, the Company will mail a notice to each Holder and the Trustee setting forth the procedures governing the Triggering Event Repurchase Offer as required by the Indenture.

A-5

(8)         Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.

(9)         Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption or during the period between a record date and the next succeeding Interest Payment Date.

(10)        Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11)        Amendment, Supplement and Waiver. Subject to certain exceptions, the Note Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, voting as a single class. Without the consent of any Holder of a Note, any of the Note Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency and to effect certain other changes as set forth in the Indenture. In addition, any amendment or supplement to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

(12)        Defaults and Remedies. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice and in such event the Holders of Notes will be entitled, to the extent permitted by law, to the payment of all amounts that would been due upon redemption of the Notes if the Company redeemed the Notes at its option at such time pursuant to the provisions in Section 3.07. Any such amount will constitute liquidated damages reasonably agreed by the Company and the Holders in view of the impracticability of determining actual damages. Holders may not enforce the Indenture, the Notes or any other Note Document except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines in good faith that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes or a Default or Event of Default in respect of a provision in the Indenture that cannot be amended without the consent of each Holder affected. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

A-6

(13)        Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)        No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, any other Note Document or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15)        Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)        Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)        CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)        GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ENERGY XXI GULF COAST, INC.

1021 Main

Suite 2626

Houston, Texas 77002

Attention: Chief Financial Officer

A-7

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-8

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.15 or 4.20 of the Indenture, check the appropriate box below:

☐ Section 4.10                                 ☐ Section 4.15                                 ☐ Section 4.20

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, Section 4.15 or Section 4.20 of the Indenture, state the amount you elect to have purchased:

$______________

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-9

Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*	This schedule should be included only if the Note is issued in global form.

A-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

ENERGY XXI GULF COAST, INC.

1021 Main, Suite 2626

Houston, TX 77002

Attention: Chief Financial Officer

U.S. Bank National Association

5555 San Felipe Street, 11th Floor

MAC EX-TX-WSFH

Houston, TX 77056

Facsimile No.: (713) 235-9213

Attention: Corporate Trust Services

Re: 11.000% Senior Secured Second Lien Notes due 2020

Reference is hereby made to the Indenture, dated as of March 12, 2015 (the “Indenture”), among Energy XXI Gulf Coast, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the QIB Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to an in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Personal and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transfer enumerated in the Private Placement Legend printed on the QIB Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

B-1

or

(b)          ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)          ☐ such Transfer is being effected pursuant to and in accordance with another exemption from registration under the Securities Act and complies with all transfer restrictions applicable thereto in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

B-2

ANNEX A TO CERTIFICATE OF TRANSFER

1.                    The Transferor owns and proposes to transfer a beneficial interest in the QIB Global Note (CUSIP __________).

2.                    After the Transfer the Transferee will hold a beneficial interest in the QIB Global Note (CUSIP __________) in accordance with the terms of the Indenture.

B-3

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

ENERGY XXI GULF COAST, INC.

1021 Main, Suite 2626

Houston, TX 77002

Attention: Chief Financial Officer

U.S. Bank National Association

5555 San Felipe Street, 11th Floor

MAC EX-TX-WSFH

Houston, TX 77056

Facsimile No.: (713) 235-9213

Attention: Corporate Trust Services

Re: 11.000% Senior Secured Second Lien Notes due 2020

(CUSIP ____________)

Reference is hereby made to the Indenture, dated as of March 12, 2015 (the “Indenture”), among Energy XXI Gulf Coast, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.          Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the QIB Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

C-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

C-2

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 12, 2015 (the “Indenture”) among Energy XXI Gulf Coast, Inc. (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), (a) that the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on overdue principal of, premium and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, upon repurchase or redemption or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture, and the limitations thereon, are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

Energy XXI Ltd

By:
Name:
Title:

[Name of Guarantor(s)]

By:
Name:
Title:

[Name of Guarantor(s)]

By:
Name:
Title:

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EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20__, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Energy XXI Gulf Coast, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 12, 2015 providing for the issuance of 11.000% Senior Secured Second Lien Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.          Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 12 thereof, and subject to the limitations therein.

3.          No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, any other Note Document or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.          NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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6.          Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: _______________, 20__

[Guaranteeing Subsidiary]

By:
Name:
Title:

Energy XXI Gulf Coast, Inc.

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

U.S. Bank National Association,
as Trustee

By:
Authorized Signatory

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